Exhibit 99.1

Severn Bancorp, Inc. Announces Dividend

ANNAPOLIS, Md., Nov. 24, 2020 /PRNewswire/ -- Severn Bancorp, Inc. (the Company) (NASDAQ: SVBI), the parent company of Severn Bank (the Bank) announced that the Board of Directors approved a cash dividend to its shareholders. The cash dividend of four cents ($0.04) per share of common stock will be payable on December 15, 2020 to shareholders of record at the close of business on December 8, 2020.

Alan J. Hyatt, President and Chief Executive Officer said, "We are pleased to announce our fourth quarterly dividend at the close of a year unlike any other. We not only survived a roller-coaster market, but also an economic challenge requiring quick pivoting and constant  thoughtful action. We have also continuously increased both personal and business accounts while generating substantial residential mortgage originations to keep Severn Bank strong, and reached out to our community to remain relevant and distinctive. Our priority continues to be delivering shareholder value and positioning the company for continued success and strength."

About Severn Bank: Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It has seven branches located in Annapolis, Crofton, Edgewater, Glen Burnie, Lothian/Wayson's Corner, and Severna Park. The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn is on the Web at www.severnbank.com.

Forward Looking Statements
In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements contained herein include, but are not limited to, those with respect to management's determination of the amount of loan loss reserve and statements about the economy. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "will," "would," "could," "should," "guidance," "potential," "continue," "project," "forecast," "confident," and similar expressions are typically used to identify forward-looking statements. Severn's operations and actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and in Severn's general market area, federal and state regulation, competition and other factors detailed from time to time in Severn's filings with the Securities and Exchange Commission (the "SEC"), including "Item 1A. Risk Factors" contained in Severn's Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

CONTACT:  Vance Adkins, Chief Financial Officer, Email: vadkins@severnbank.com, Phone: 410.260.2000